Exhibit 99.1
Contacts:
Tran Nguyen / CFO
Somaxon Pharmaceuticals, Inc.
(858) 876-6500
Rob Whetstone
PondelWilkinson Inc.
(310) 279-5963
Investors@somaxon.com
SOMAXON PHARMACEUTICALS APPOINTS
FAHEEM HASNAIN
TO ITS BOARD OF DIRECTORS
SAN DIEGO, CA — September 20, 2010 — Somaxon Pharmaceuticals, Inc. (Nasdaq: SOMX), a specialty pharmaceutical company, today announced the appointment of Faheem Hasnain as an independent director of the company. The appointment of Mr. Hasnain fills the vacancy in Class II of the company’s board of directors, which class is serving a term that expires at the company’s annual meeting of stockholders in 2013. The number of company directors stands at eight, with a five-member independent majority.
Mr. Hasnain was president, chief executive officer and a director of Facet Biotech Corporation from December 2008 until its acquisition by Abbott Laboratories in April 2010. Mr. Hasnain was president, chief executive officer and a director of PDL BioPharma, Inc. from October 2008 until Facet Biotech was spun off from PDL BioPharma in December 2008. From October 2004 to September 2008, Mr. Hasnain served at Biogen Idec Inc., most recently as executive vice president in charge of the oncology/rheumatology strategic business unit. Prior to Biogen Idec, Mr. Hasnain was president of Oncology Therapeutics Network, a subsidiary of Bristol-Myers Squibb Company, from March 2002 to September 2004. From 2000 to 2002, Mr. Hasnain served as vice president, global eBusiness, at GlaxoSmithKline and, from 1988 to 2000, he served in key commercial and entrepreneurial roles within GlaxoSmithKline and its predecessor organizations, spanning global eBusiness, international commercial operations, sales and marketing. Mr. Hasnain received a B.H.K. and B.Ed. from the University of Windsor Ontario in Canada.

“We are extremely pleased that Faheem has agreed to join our Board of Directors,” said Richard W. Pascoe, Somaxon’s President and Chief Executive Officer. “Faheem’s broad pharmaceutical industry experience and in-depth understanding of commercialization and corporate development will be a tremendous asset to our board and senior management team as we continue to execute on our corporate strategy.”
David Hale, Chairman of the Board of Somaxon said, “We are excited to have such a proven pharmaceutical leader join our Board of Directors. Faheem will further strengthen our Board, and we will greatly benefit from his experiences as we continue to develop into a leading specialty pharmaceutical company.”
About Somaxon Pharmaceuticals, Inc.
Headquartered in San Diego, CA, Somaxon Pharmaceuticals, Inc. is a specialty pharmaceutical company focused on the in-licensing, development and commercialization of proprietary branded pharmaceutical products and late-stage product candidates for the treatment of diseases and disorders in the central nervous system therapeutic area. Somaxon’s product Silenor® (doxepin) has been approved by the FDA for the treatment of insomnia characterized by difficulty with sleep maintenance.
For more information, please visit the company’s web site at www.somaxon.com.
Somaxon cautions readers that statements included in this press release that are not a description of historical facts are forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Somaxon that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Somaxon’s business, including, without limitation, Somaxon’s ability to successfully commercialize Silenor; Somaxon’s reliance on its co-promotion partner, Procter & Gamble, and its contract sales force provider, Publicis, for critical aspects of the commercial sales process for Silenor; the performance of Procter & Gamble and Publicis and their adherence to the terms of their contracts with Somaxon; the ability of Somaxon’s sales management personnel to effectively manage the sales representatives employed by Publicis; the ability of Somaxon to ensure adequate and continued supply of Silenor to successfully launch commercial sales or meet anticipated market demand; the scope, validity and duration of patent protection and other intellectual property rights for Silenor; whether the approved label for Silenor is sufficiently consistent with such patent protection to provide exclusivity for Silenor; Somaxon’s ability to operate its business without infringing the intellectual property rights of others; the market potential for insomnia treatments, and Somaxon’s ability to compete within that market; inadequate therapeutic efficacy or unexpected adverse side effects relating to Silenor that could delay or prevent commercialization, or that could result in recalls or product liability claims; other difficulties or delays in development, testing, manufacturing and marketing of Silenor; the timing and results of post-approval regulatory requirements for Silenor, and the FDA’s agreement with Somaxon’s interpretation of such results; Somaxon’s ability to raise sufficient capital to fund its operations, and the impact of any such financing activity on the level of its stock price; the impact of any inability to raise sufficient capital to fund ongoing operations; and other risks detailed in Somaxon’s prior press releases as well as in its periodic filings with the Securities and Exchange Commission.
Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, and Somaxon undertakes no obligation to revise or update this press release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934.
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